Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	March 13, 2007
BUTLER NATIONAL CORPORATION ANNOUNCES AWARD OF JUNCTION CITY - CITY COMMERCE CENTER DESIGN CONTRACT

Olathe, Kansas, March 13, 2007 - Butler National Corporation (OTC Bulletin Board "BUKS") announces BCS Design Inc., a wholly-owned subsidiary, has been awarded a contract to design a new City Commerce Center for the city of Junction City, KS. The facility will be approximately 40,000 square feet and among its many uses, will house the Chamber of Commerce, military offices, and a daycare center for city and local hospital employees. The design contract is scheduled for completion by mid to late summer 2007 and is a very important engagement for BCS in its efforts to assist Junction City and Geary County and the expansion of Fort Riley.

This design contract is BCS Design's second project in Junction City. BCS Design is currently on schedule to complete construction of fourteen townhouses in Junction City by April 1, 2007. These townhouses are two-story, three bedroom, two-and-a-half bath homes with a single car garage. Sales of the townhouses are currently underway.

Jeff Shinkle, President of BCS Design, Inc., said, "This is another great opportunity for BCS Design. The design of the City Commerce Center is a significant contract and will serve as an additional focal point of commerce for Junction City. We are excited we have been selected to design this facility."

"We are nearing completion of the townhouses and are expecting brisk sales of these units once completed. These townhouses will provide a great housing alternative to both residents of Junction City as well as troops returning from overseas."

Our Business:

About Butler National Corporation
Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward- looking statements contained herein. These Risk Factors are also listed in Part I Item 1A of the company's Annual Report on Form 10-K.

FOR MORE INFORMATION CONTACT:
Craig Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062

Jim Drewitz, Public Relations
Creative Options Communications
jdrewitz@comcast.net

Phone (214) 663-5833 Fax (913) 780-5088 Phone (972) 355-6070
For more information, please visit the Company web site: www.butlernational.com -End-